Exhibit 10.3

EXECUTION VERSION

BOFA SECURITIES, INC. BANK OF AMERICA, N.A. One Bryant Park New York, NY 10036	WELLS FARGO SECURITIES, LLC WELLS FARGO BANK, NATIONAL ASSOCIATION 550 S. Tryon St., 6th FL Charlotte, NC 28202

September 1, 2021

Quanta Services, Inc.

2800 Post Oak Blvd., Suite 2600

Houston, Texas 77056-6175

Attention: Nicholas M. Grindstaff

Vice President – Finance and Treasurer

Re:	Project Avalanche – Commitment Letter

Dear Nick:

Quanta Services, Inc., a Delaware corporation (“you” or the “Borrower”), has advised Bank of America, N.A. (“Bank of America”), BofA Securities, Inc. (or any of its designated affiliates, “BofA Securities”), Wells Fargo Bank, National Association (“Wells Fargo Bank”), and Wells Fargo Securities, LLC (“Wells Fargo Securities”; Wells Fargo Securities together with Bank of America, BofA Securities, and Wells Fargo Bank, each, a “Commitment Party” and collectively, the “Commitment Parties”, “we”, or “us”), that you intend to acquire (the “Acquisition”), directly or indirectly, the entity identified to us by you as Blizzard (the “Acquired Company”), pursuant to the Agreement and Plan of Merger dated as of September 1, 2021 (the “Acquisition Agreement”) and in connection with the foregoing, to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Transaction Description, the Summary of Terms and Conditions attached hereto as Exhibit B (the “Summary of Terms”), the Conditions Precedent to Closing attached hereto as Exhibit C (the “Closing Conditions”) or the Conditions Precedent to Funding attached hereto as Exhibit D (the “Funding Conditions”), as applicable. The date on which the parties thereto shall have entered into the Credit Documentation (as defined in the Summary of Terms) and the Bridge Facility shall have closed is referred to as the “Closing Date”. The date on which the Bridge Facility is funded and the Acquisition is consummated is referred to as the “Funding Date”.

In connection with the foregoing, (a) Bank of America is pleased to offer, and you hereby engage Bank of America, to be the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”), (b) Wells Fargo Bank is pleased to offer, and you hereby engage Wells Fargo Bank, to be the sole and exclusive Syndication Agent (in such capacity, the “Syndication Agent”), (c) Bank of America is pleased to advise you of its commitment to lend 50% of the aggregate principal amount of the Bridge Facility and Wells Fargo Bank is pleased to advise you of its commitment to lend 50% of the aggregate principal amount of the Bridge Facility (in such capacities, each, an “Initial Lender” and collectively, the “Initial Lenders”), and (d) BofA Securities and Wells Fargo Securities are pleased to offer, and you hereby engage BofA Securities and Wells Fargo Securities, to act as joint lead arrangers and joint bookrunners (in such capacities, each, a “Lead Arranger” and collectively, the “Lead Arrangers”) for the Bridge Facility and in connection therewith, to form a syndicate of financial institutions (the “Lenders”) reasonably acceptable to you for the Bridge Facility, in each case, upon and subject to the terms and conditions of this commitment letter (this commitment letter together with Exhibits A, B, C and D attached hereto, collectively, this “Commitment Letter”). It is understood and agreed that, (i) no additional agents, co-agents or arrangers will be appointed and no other titles will be awarded in connection with the Bridge Facility without the prior written approval of you and the Lead Arrangers, which shall not be unreasonably withheld or delayed,

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September 1, 2021

(ii) BofA Securities will have “lead left” placement in all marketing materials or other documentation used in connection with the Bridge Facility, and (iii) the commitments of the Initial Lenders set forth in clause (c) of this paragraph are several and not joint.

Notwithstanding anything in this Commitment Letter, the Fee Letters, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, the commitments of the Initial Lenders in respect of the Bridge Facility and the undertaking of the Lead Arrangers to provide the services described herein are subject solely to the satisfaction (or waiver by the Initial Lenders) of the conditions expressly set forth in the Conditions Precedent to Closing attached hereto as Exhibit C and the conditions set forth in the Conditions Precedent to Funding attached hereto as Exhibit D (such conditions, collectively, the “Specified Conditions”), it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including, without limitation, compliance with the terms of this Commitment Letter, the Fee Letters and the Credit Documentation) other than the Specified Conditions, and upon satisfaction (or waiver thereof in accordance with the terms hereof and the Credit Documentation) of the Specified Conditions, the closing and funding of the Bridge Facility shall occur.

Notwithstanding anything in this Commitment Letter, the Fee Letters, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only conditions (express or implied) to the closing of the Bridge Facility on the Closing Date are the Closing Conditions, (ii) the only conditions (express or implied) to the availability and funding of the Bridge Facility on the Funding Date are the Funding Conditions, (iii) the only representations the accuracy of which shall be a condition to the Closing Date and the availability of the Bridge Facility on the Funding Date shall be (A) the representations made by or with respect to the Acquired Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that the Borrower or any of its subsidiaries has the right (taking into account any applicable cure provisions) to terminate (or not perform) its obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, as a result of an inaccuracy of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (iv) the terms of the Credit Documentation shall be in a form such that they do not impair (A) the closing of the Bridge Facility on the Closing Date or (B) the availability or funding of the Bridge Facility on the Funding Date if the Specified Conditions are otherwise satisfied (or waived by the Commitment Parties). For purposes hereof, “Specified Representations” means the representations and warranties in the Credit Documentation relating to the Borrower’s corporate status; the Borrower’s corporate power and authority to enter into the Credit Documentation; due authorization, execution, delivery by the Borrower and enforceability of the Credit Documentation; no conflicts of the Credit Documentation with, or require consent under, the Borrower’s charter documents; no payment or bankruptcy default; solvency as of the Funding Date (after giving effect to the Acquisition) (with solvency to be defined in a manner consistent with Annex I to the Funding Conditions); Federal Reserve margin regulations; the use of proceeds not violating OFAC / FCPA; the USA Patriot Act; and the Investment Company Act. Notwithstanding anything in this Commitment Letter, the Fee Letters, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, the only conditions to availability and funding of the Bridge Facility on the Funding Date are the Specified Conditions, and shall be subject in all respects to this paragraph. This paragraph shall be referred to herein as the “Limited Conditionality Provisions”.

You hereby also agree to separately retain the Lead Arrangers, with economics to be therein mutually agreed, as joint lead arrangers and joint bookrunners of any other bank credit facility or other bank borrowings or bank commitments to be entered into by the Borrower or its subsidiaries, in each case, in

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connection with the Acquisition or the other Transactions contemplated by this Commitment Letter (including any such bank credit facility or other bank borrowings or commitments to refinance or replace the Bridge Facility but excluding, for the avoidance of doubt, the New Notes) or any similar transaction entered into during the twelve month period following the date hereof in which you or any of your affiliates acquires, directly or indirectly, all or any substantial portion of the stock or assets of the Acquired Companies (each a “Bank Financing”).

The Lead Arrangers intend to commence syndication of the Bridge Facility promptly, in the reasonable discretion of the Lead Arrangers, upon your acceptance of this Commitment Letter and the Fee Letters (as hereinafter defined). The Initial Lenders’ commitments hereunder shall be reduced dollar-for-dollar (with any such reduction applied ratably between the Initial Lenders in accordance with each Initial Lender’s commitment hereunder) as and when commitments for the Bridge Facility are received from Eligible Lenders (as defined below), to the extent that each such Eligible Lender becomes party to the Credit Documentation as a “Lender” (including, pursuant to an assignment and assumption agreement executed pursuant to the Credit Documentation) or otherwise party to this Commitment Letter pursuant to documentation reasonably satisfactory to the Lead Arrangers and you. Until the earlier of (a) the date upon which a Successful Syndication (as defined in the Arranger Fee Letter) is achieved and (b) the 60th day following the Funding Date (the “Syndication Date”), you agree to use commercially reasonable efforts to actively assist, and to use your commercially reasonable efforts to cause the Acquired Company to actively assist to the extent consistent with the Acquisition Agreement, the Lead Arrangers in achieving a Successful Syndication. Such assistance shall include (i) your providing and causing your advisors to provide (and your using commercially reasonable efforts prior to the Funding Date to cause the Acquired Company and its advisors to provide to the extent consistent with the Acquisition Agreement) the Commitment Parties and the Lenders upon request with all customary information with respect to you and your subsidiaries, the Acquired Company and its subsidiaries and the Transactions reasonably deemed necessary by the Lead Arrangers to complete syndication, including, but not limited to, information and evaluations prepared by you, the Acquired Company and your and its advisors, or on your or its behalf, relating to the Transactions (including the Projections (as hereinafter defined), the “Information”), subject in all respects to the limitations on your rights to request such information concerning the Acquired Company and its subsidiaries as set forth in the Acquisition Agreement; (ii) your assisting (and your using commercially reasonable efforts prior to the Funding Date to cause the Acquired Company to assist to the extent consistent with the Acquisition Agreement) in the preparation of a customary confidential information memorandum, customary lender presentation and other customary marketing materials to be used in connection with the syndication of the Bridge Facility (collectively, the “Information Materials”), subject in all respects to the limitations on your rights to request such information concerning the Acquired Company and its subsidiaries as set forth in the Acquisition Agreement; (iii) your using commercially reasonable efforts to assist the Lead Arrangers such that their syndication efforts benefit from your existing banking relationships and, to the extent consistent with the Acquisition Agreement, the existing banking relationships of the Acquired Company; (iv) your agreeing that, until the Syndication Date, there shall be no competing offering, placement or arrangement of any debt securities or syndicated bank financing by or on behalf of the Borrower and its subsidiaries, in each case that would reasonably be expected to materially and adversely impair the primary syndication of the Bridge Facility (other than any Bank Financing, the proposed amendments to the Existing Credit Agreement, any borrowings under the Existing Credit Agreement, any indebtedness permitted to be incurred by the Acquired Company or its subsidiaries pursuant to the Acquisition Agreement, working capital facilities of foreign subsidiaries, the New Notes or any other financing agreed by the Lead Arrangers); and (v) your making your senior management and advisors available (and, upon the reasonable request of the Lead Arrangers, using commercially reasonable efforts prior to the Funding Date to make senior management of the Acquired Company available to the extent consistent with the Acquisition Agreement) from time to time to attend and make presentations

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regarding the business of the Borrower and its subsidiaries and the Acquired Company and its subsidiaries, as appropriate, at one meeting of, or conference call with, prospective Lenders (or such additional meetings or conference calls as reasonably requested by the Lead Arrangers and agreed to by the Borrower), in all cases upon reasonable advance notice during normal business hours, and at times and locations to be mutually agreed. Without limiting your obligations to assist with syndication efforts as set forth above, and notwithstanding anything to the contrary in this Commitment Letter or in the Fee Letters, the Commitment Parties acknowledge and agree that neither the commencement nor the completion of the syndication of the Bridge Facility (including a Successful Syndication) nor any other provision of this paragraph shall constitute a condition precedent to the availability and funding of the Bridge Facility on the Funding Date.

It is understood and agreed that the Lead Arrangers will manage and control all aspects of the syndication of the Bridge Facility, in consultation with you (and subject to your agreement as provided herein), including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders; provided, that, only potential Lenders that (a) are existing lenders under the Existing Credit Agreement, (b) on or before the 45th day following the date hereof, are approved by the Borrower (such approval not to be unreasonably withheld or delayed), or (c) after the 45th day following the date hereof, are identified by the Lead Arrangers in consultation with you, will be approached and permitted to participate in the syndication (any such potential Lender, an “Eligible Lender”). It is understood that no Lender participating in the Bridge Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the discretion of the Lead Arrangers in consultation with you, subject to the terms and provisions of the Arranger Fee Letter.

You hereby represent that (to your knowledge with respect to the Acquired Company and its subsidiaries) (a) all written Information concerning you and your subsidiaries and the Acquired Company and its subsidiaries, other than Projections (defined below) and other forward-looking information and information of a general economic or industry-specific nature, if any, furnished to us by you or any of your representatives (or on your or their behalf) in connection with the Transactions, taken as a whole, does not and will not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, when taken as a whole, not materially misleading (after giving effect to all supplements and updates thereto from time to time), and (b) all financial projections concerning the Borrower and its subsidiaries and the Acquired Company and its subsidiaries furnished to us by you or any of your representatives (or on your or their behalf) in connection with the Transactions (the “Projections”) have been or will be prepared in good faith based upon assumptions you believe to be reasonable at the time such Projections are furnished to the Lead Arrangers (it being understood that Projections are subject to significant uncertainties and contingencies many of which are beyond your control, and no assurance can be given that the Projections will be realized, and that actual results may differ from projected results and that such differences may be material). You agree (or, prior to the Funding Date with respect to Information and Projections concerning the Acquired Company and its subsidiaries, you agree, subject to the limitations on your rights as set forth in the Acquisition Agreement, to use commercially reasonable efforts to) to furnish us with such Information and Projections as we may reasonably request and to supplement such Information and the Projections from time to time until the later of the Syndication Date and the Funding Date so that the representation in the preceding sentence is correct in all material respects on the later of the Syndication Date and the Funding Date as if the Information were being furnished, and such representation were being made, on such date. In issuing these commitments and in arranging and syndicating the Bridge Facility, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof. Without limiting your obligations under this paragraph, it is understood that the Initial Lenders’ commitments with respect to the Bridge Facility hereunder are not conditioned upon the accuracy of, or your compliance with, the representations, warranties and covenants in this paragraph.

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September 1, 2021

You acknowledge that (a) the Commitment Parties on your behalf will make available Information Materials to the proposed syndicate of Lenders for the Bridge Facility by posting the Information Materials on IntraLinks, SyndTrak or another similar electronic system and (b) certain prospective Lenders for the Bridge Facility (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Acquired Company, or their respective affiliates or any other entity or the respective securities of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, upon the request of the Commitment Parties, you shall provide us with a customary letter authorizing the dissemination of the Information Materials, which dissemination shall be subject to customary confidentiality undertakings satisfactory to you (it being understood and agreed that customary procedures employed by us for providing prospective Lenders access via IntraLinks, SyndTrak or another similar electronic system to information and other materials related to the Bridge Facility and the confidentiality terms to be accepted by prospective Lenders in connection therewith are reasonably satisfactory to you for such purpose) and (b) to prospective Public Lenders, you shall provide us with a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our request, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

You agree that any Commitment Party, on your behalf, may distribute the following documents to all prospective Lenders, unless you advise the Commitment Parties in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials prepared by any Commitment Party for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the Bridge Facility’s terms, and (c) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of the Credit Documentation. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Commitment Parties will not distribute such materials to Public Lenders without further discussions with you. You agree (whether or not any Information Materials are marked “PUBLIC”) that Information Materials made available to prospective Public Lenders in accordance with this Commitment Letter shall not contain MNPI.

By executing this Commitment Letter, you agree to reimburse the Commitment Parties from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, (a) the reasonable fees, disbursements and other charges of Moore & Van Allen PLLC, as counsel to the Administrative Agent and BofA Securities, and, if necessary, of a single special and local counsel to the Lenders in each appropriate jurisdiction retained by the Lead Arrangers or the Administrative Agent, which fees, disbursements and charges shall in each case be documented in reasonable detail and not exceed the fees, disbursements and other charges actually billed by such counsel in connection therewith at their standard rates, (b) due diligence expenses and (c) all CUSIP fees for registration with the Standard & Poor’s CUSIP Service Bureau) incurred in connection with the Bridge Facility, the syndication thereof, the preparation of the Credit Documentation, the enforcement thereof and the other Transactions. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

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You agree to indemnify and hold harmless each Commitment Party, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel, but limited, in the case of legal fees and expenses, to the reasonable and documented fees and expenses of one firm of counsel for all such Indemnified Parties, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Parties, taken as a whole, and, solely in the case of a conflict of interest, one additional counsel in each applicable material jurisdiction to each group of similarly affected Indemnified Parties) that are incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or (b) the Bridge Facility or any use made or proposed to be made with the proceeds thereof (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (x) such Indemnified Party’s gross negligence, bad faith or willful misconduct, (y) the material breach by such Indemnified Party of its obligations under this Commitment Letter, a Fee Letter or the Credit Documentation or (z) disputes solely among Indemnified Parties not involving any act or omission of you or your subsidiaries (other than any investigation, litigation or proceeding against any Commitment Party solely in its capacity or in fulfilling its role as an Administrative Agent or Lead Arranger or similar role in connection with the Bridge Facility), it being understood that such Indemnified Party shall promptly repay you all expense reimbursements previously made pursuant to this paragraph to the extent that such Indemnified Party is finally determined by a court of competent jurisdiction not to be entitled to indemnification hereunder as contemplated by this sentence. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the Transactions are consummated. It is agreed that no party hereto or any other Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to any other party, such party’s subsidiaries or affiliates or to its or their respective equity holders or creditors or any other Indemnified Party arising out of, related to or in connection with any aspect of the Transactions, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such party’s material breach of this Commitment Letter, gross negligence, bad faith or willful misconduct; provided, that nothing contained in this sentence shall limit your indemnification obligations to the extent set forth hereinabove to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnified Party is entitled to indemnification hereunder. No Indemnified Party seeking indemnification or reimbursement under this Commitment Letter will, without the Borrower’s prior written consent (which shall not be unreasonably withheld), settle, compromise or consent to entry of any judgment in any action referred to herein; provided, that, if any of the foregoing actions is taken with your consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such proceeding, you agree to indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages, liabilities and expenses by reason

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of such action or judgment in accordance with and to the extent provided in the provisions of the preceding paragraphs. It is further agreed that each Commitment Party shall only have liability to you (as opposed to any other person), that each Initial Lender shall be liable solely in respect of its own commitment to the Bridge Facility on a several, and not joint, basis with any other Lender and that such liability of any Commitment Party shall only arise to the extent damages have been caused by a material breach of its respective obligations hereunder or under any other agreement entered into in connection herewith, including, without limitation, such obligations to negotiate in good faith Credit Documentation for the Bridge Facility on the terms set forth herein as determined in a final non-appealable judgment by a court of competent jurisdiction. Notwithstanding any other provision of this Commitment Letter, no party hereto shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from such party’s material breach of this Commitment Letter, gross negligence, bad faith or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction.

This Commitment Letter, the fee letter between you and Bank of America of even date herewith (the “Administrative Agent Fee Letter”), and the fee letter among you and the Commitment Parties of even date herewith (the “Arranger Fee Letter”; and the Arranger Fee Letter together with the Administrative Agent Fee Letter, collectively, the “Fee Letters”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof (a) on a confidential basis (i) to your subsidiaries and your and their respective directors, officers, employees accountants, attorneys, agents, financial advisors and other professional advisors or (ii) to the Acquired Company and its subsidiaries and the directors, officers, employees, accountants, attorneys, financial advisors and other professional advisors of the Acquired Company and its subsidiaries (it being understood that (A) the Administrative Agent Fee Letter shall be redacted in a customary manner reasonably satisfactory to Bank of America and (B) the Arranger Fee Letter shall be redacted in a customary manner reasonably satisfactory to the Commitment Parties), or (b) in any judicial or administrative proceeding, upon request or demand of any regulatory authority having jurisdiction over you or as otherwise required by law, regulation or legal process (in which case you agree to inform us promptly thereof to the extent not prohibited by law, regulation or legal process), may not be disclosed in whole or in part to any person or entity without our prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that, it is understood and agreed that (i) you may disclose this Commitment Letter but not the Fee Letters (other than the aggregate fee amounts) after your acceptance of this Commitment Letter and the Fee Letters, (A) in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges and (B) to rating agencies on a confidential basis, (ii) after your acceptance of this Commitment Letter and the Fee Letters, you may disclose the aggregate fees payable under the Fee Letters (but not the Fee Letters themselves) in generic disclosure of aggregate sources and uses contained in any offering memorandum, prospectus or other marketing materials relating to the Bridge Facility, (iii) after your acceptance hereof, you may disclose this Commitment Letter (but not the Fee Letters) to potential Lenders in coordination with us as contemplated above, (iv) the fee and other amounts herein and in the Fee Letters may be reflected in your financial statements as part of the aggregate expenses in connection with the transactions contemplated hereby and may otherwise be disclosed as part of projections, pro forma information and a generic disclosure of aggregate sources and uses and (v) you may disclose this Commitment Letter and the Fee Letters in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, a Fee Letter, or the transactions contemplated hereby or thereby or enforcement hereof and thereof. Notwithstanding the foregoing, you may make public announcements of the Transactions and disclose the existence of the commitments and undertakings made hereunder and the respective roles of the Lead Arrangers and the Initial Lenders in connection with the Transactions after your acceptance of this Commitment Letter and the Fee Letters; provided that you agree to consult with the Lead

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Arrangers with respect to any portion of any announcement that names, or provides information that would readily permit identification of, the Lead Arrangers or Initial Lenders. This paragraph shall terminate (as it relates to the Commitment Letter but not as it relates to the Fee Letters) on the second anniversary of the date hereof. We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of us is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow each of us, as applicable, to identify you in accordance with the Act and the Beneficial Ownership Regulation. Further, except to the extent prohibited hereby, the Commitment Parties shall be permitted to use information related to the syndication and arrangement of the Bridge Facility in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications.

Each Commitment Party shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions and shall treat confidentially all such information; provided, that, nothing herein shall prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates, (c) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by any Commitment Party or any of its respective affiliates, (d) to the Commitment Parties’ respective affiliates, and their and such affiliates’ respective officers, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information; provided that such Commitment Party shall be responsible for such affiliates’, officers’ employees’, legal counsels’, independent auditors’, and other experts’ or agents’ compliance with this paragraph, (e) for purposes of establishing a “due diligence” defense in any suit, action or proceeding relating to this Commitment Letter, the Fee Letters, the Bridge Facility or the enforcement of rights thereunder, (f) to the extent that such information is or was received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, (g) to the extent that such information is independently developed by such Commitment Party using information that is not subject to confidentiality obligations owing to you, the Acquired Company or any of your or their respective affiliates or related parties or (h) to potential Lenders, participants, assignees or potential counterparties to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or any of their respective obligations, in each case, who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and the Commitment Parties, including as may be agreed in any confidential information memorandum or other marketing material). This paragraph shall terminate upon the earlier of (i) two years from the date hereof and (ii) the execution of the Credit Documentation (in which case superseded by the confidentiality provisions of the Credit Documentation). In addition, each Commitment Party may disclose the existence of the Bridge Facility to market data collectors, similar service providers to the lending industry and service providers to the Commitment Parties in connection with the administration and management of the Bridge Facility.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. We agree that we and our affiliates will not furnish (and we will cause our and their respective employees, agents and representatives, as applicable, not to furnish) any confidential information of any nature obtained, directly or indirectly, from you, your affiliates or your or their representatives to any of our or their other customers and that we and they will

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treat all confidential information relating to you and your affiliates or the Acquired Company and its affiliates (including the Commitment Letter and Fee Letters) with the same degree of care as we treat our own confidential information and will use such information only in connection with the performance of the services to be rendered by the Commitment Parties in connection with the Bridge Facility and the Transactions. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services contemplated hereby and the Transactions, you agree that, subject to the terms of this Commitment Letter, the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of any Commitment Party or any of our respective affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) the Bridge Facility and any related arranging or other services described in this Commitment Letter are arm’s-length commercial transactions between you and if applicable your affiliates, on the one hand, and the Commitment Parties, on the other hand; (b) you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Commitment Letter; (c) in connection with the process leading to such transaction, each Initial Lender and Lead Arranger (each in its capacity as such) has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party; (d) no Commitment Party has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and/or the Credit Documentation; (e) the Commitment Parties, and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and, except as may otherwise be expressly set forth in a written agreement among the relevant parties, the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates; and (f) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty with respect to this Commitment Letter and/or the Bridge Facility and the transactions contemplated herein and therein.

This Commitment Letter and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York; provided, that, notwithstanding the foregoing, it is understood and agreed that (a) the interpretation of the definition of “Material Adverse Effect” (as defined in Exhibit D) (and whether or not a “Material Adverse Effect” has occurred), (b) the determination of the accuracy of any representation and warranty made by or on behalf of the Acquired Company and its subsidiaries in the Acquisition Agreement and whether as a result of any inaccuracy thereof you or your applicable affiliate has the right to terminate your or their obligations under the Acquisition Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of you and the Commitment Parties (on behalf of itself and all Indemnified Parties) hereby (i) irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the

Quanta Services, Inc.

September 1, 2021

United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter or the Fee Letters and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court and (ii) irrevocably waives any and all right to trial by jury, in each case, in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letters, the Transactions or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Nothing in this Commitment Letter or the Fee Letters shall affect any right that any Commitment Party or any affiliate thereof may otherwise have to bring any claim, action or proceeding relating to this Commitment Letter, the Fee Letters and/or the Transactions in any court of competent jurisdiction to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any assets of the Borrower or any of its subsidiaries or enforce any judgment arising out of any such claim, action or proceeding. Each of the Commitment Parties and you agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each of the Commitment Parties and you waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

The provisions of the immediately preceding seven (7) paragraphs shall remain in full force and effect in accordance with their terms regardless of whether any Credit Documentation for the Bridge Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking hereunder (but subject to clause (ii) of the penultimate sentence of the fourth preceding paragraph relating to automatic termination of the obligations of the Commitment Parties under that paragraph); provided that the reimbursement and indemnification provisions hereof shall be superseded and replaced by those set forth in the Credit Documentation upon the effectiveness thereof.

This Commitment Letter and the Fee Letters may be in the form of an Electronic Record (in “.pdf” form or otherwise) and may be executed using Electronic Signatures, which shall be considered as originals and shall have the same legal effect, validity and enforceability as a paper record. This Commitment Letter and the Fee Letters may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts shall be one and the same Commitment Letter, Administrative Agent Fee Letter or Arranger Fee Letter, as applicable. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by any Commitment Party of a manually signed Commitment Letter, Administrative Agent Fee Letter and/or Arranger Fee Letter which has been converted into electronic form (such as scanned into “.pdf” format), or an electronically signed Commitment Letter, Administrative Agent Fee Letter and/or Arranger Fee Letter converted into another format, for transmission, delivery and/or retention. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

This Commitment Letter and the Fee Letters embody the entire agreement and understanding among the Commitment Parties, you and your affiliates with respect to the Bridge Facility and supersede all prior agreements and understandings relating to the specific matters hereof. No party has been authorized by any Commitment Party to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by any party hereto without the prior written consent of each other party hereto and is intended to be solely for the benefit of the parties hereto and, solely to the

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September 1, 2021

extent provided above, the Indemnified Parties. Neither this Commitment Letter (including the attachments hereto), the Administrative Agent Fee Letter nor the Arranger Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the respective parties hereto or thereto.

This Commitment Letter and all commitments and undertakings of the Commitment Parties hereunder will expire at 5:00 p.m. Central time on September 6, 2021 (or such later date as agreed by the Lead Arrangers) unless you execute this Commitment Letter and the Fee Letters and return them to us prior to that time, whereupon this Commitment Letter and the Fee Letters shall become binding agreements. Thereafter, all commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (such earliest time, the “Expiration Date”) (a) five (5) business days after the Termination Date (as defined in the Acquisition Agreement in effect on the date hereof without giving effect to any amendment thereto or consent thereunder (other than any extension thereof as contemplated by Section 10.2(a) of the Acquisition Agreement in effect on the date hereof)), in the event the Funding Date has not occurred on or prior to such date, (b) the execution of the Credit Documentation on the Closing Date, (c) the closing of the Acquisition without the use of the Bridge Facility, (d) the termination or expiration of the Acquisition Agreement in accordance with its terms, or (e) receipt by Lead Arrangers of written notice from the Borrower of its election to terminate all commitments under the Bridge Facility in full.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained therein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter and the Summary of Terms (it being acknowledged and agreed that the commitment provided herein is subject to conditions precedent as expressly provided herein).

THIS COMMITMENT LETTER AND THE FEE LETTERS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BOFA SECURITIES, INC.

By:	/s/ Peter C. Hall
Name:	Peter C. Hall
Title:	Managing Director

QUANTA SERVICES, INC.

COMMITMENT LETTER (PROJECT AVALANCHE)

BANK OF AMERICA, N.A.

By:	/s/ Adam Rose
Name:	Adam Rose
Title:	SVP

QUANTA SERVICES, INC.

COMMITMENT LETTER (PROJECT AVALANCHE)

WELLS FARGO SECURITIES, LLC

By:	/s/ Matthew Walters
Name:	Matthew Walters
Title:	Managing Director

QUANTA SERVICES, INC.

COMMITMENT LETTER (PROJECT AVALANCHE)

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Greg Strauss
Name:	Greg Strauss
Title:	Managing Director

QUANTA SERVICES, INC.

COMMITMENT LETTER (PROJECT AVALANCHE)

ACCEPTED AND AGREED TO AS OF THE DATE FIRST ABOVE WRITTEN:

QUANTA SERVICES, INC.

By:	/s/ Nicholas M. Grindstaff
	Name:	Nicholas M. Grindstaff
	Title:	Vice President – Finance and Treasurer

QUANTA SERVICES, INC.

COMMITMENT LETTER (PROJECT AVALANCHE)

EXHIBIT A

TRANSACTION DESCRIPTION

Capitalized terms used but not otherwise defined in this Exhibit A shall have the meanings set forth in the Commitment Letter and the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”).

The Borrower intends to directly or indirectly acquire the Acquired Company. Pursuant to the Acquisition Agreement, Merger Sub (as defined in the Acquisition Agreement) will merge with and into the Acquired Company, with the Acquired Company surviving such merger as an indirect wholly owned subsidiary of the Borrower. In connection with the foregoing, it is intended that (together with the transactions referred to below, collectively, the “Transactions”):

1.

In connection with the Acquisition, the Borrower intends to (a) issue senior unsecured notes through one or more 144A or public offerings (the “New Notes”), (b) obtain an amendment (the “Revolver Amendment”) to the Fourth Amended and Restated Credit Agreement, dated as of December 18, 2015, among you, the other borrowers from time to time party thereto, Bank of America, N.A., as administrative agent, and the lenders from time to time party thereto (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), (c) enter into one or more additional Bank Financings and (d) obtain in lieu of some or all of the New Notes and/or Bank Financings, as determined by the Borrower, a senior unsecured bridge loan facility described in Exhibit B to the Commitment Letter, in an aggregate principal amount of up to $2,183.5 million as mutually agreed by the Borrower and the Commitment Parties (the “Bridge Facility”).

2.

The Borrower will apply the proceeds of the financings described in paragraph 1 above, together with cash on hand, to (i) pay, directly or indirectly, the aggregate cash consideration in accordance with the terms of the Acquisition Agreement, (ii) to repay in full, directly or indirectly, all existing indebtedness of the Acquired Company and its subsidiaries outstanding under the (A) Credit Agreement dated November 27, 2018 between the Acquired Company and Wells Fargo Bank, National Association, as amended by the First Amendment to Credit Agreement dated November 30, 2020, (B) Master Loan Agreement dated August 3, 2018 between the Acquired Company and U.S. Bank National Association and (c) ISDA Master Agreement dated July 23, 2018 between the Acquired Company and U.S. Bank National Association (such repayment, the “Refinancing”) and (iii) pay related fees and expenses.

3.	The Borrower will, directly or indirectly, pay the costs and expenses related to the Acquisition and the other Transactions referred to in this Exhibit A.

EXHIBIT B

SUMMARY OF TERMS AND CONDITIONS

QUANTA SERVICES, INC.

$2,183.5 MILLION SENIOR UNSECURED BRIDGE FACILITY

BORROWER:	Quanta Services, Inc., a Delaware corporation (the “Borrower”).

GUARANTORS:	None.

ADMINISTRATIVE AGENT:	Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative agent (the “Administrative Agent”).

JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS:	BofA Securities, Inc. and Wells Fargo Securities, LLC (or any of their designated affiliates) will act as joint lead arrangers and joint bookrunners (collectively, the “Lead Arrangers”).

LENDERS:	A syndicate of financial institutions acceptable to the Borrower and the Administrative Agent (including Bank of America and Wells Fargo Bank, National Association) arranged by the Lead Arrangers in consultation with the Borrower in accordance with the Commitment Letter (collectively, the “Lenders”).

EXISTING CREDIT AGREEMENT:	That certain Fourth Amended and Restated Credit Agreement, dated as of December 18, 2015 (as amended, restated, amended and restated, supplemented, extended, or otherwise modified from time to time, the “Existing Credit Agreement”), among the borrowers party thereto, the lenders party thereto, and the Administrative Agent.

FACILITY:	A 364-day delayed draw term loan credit facility (the “Bridge Facility”) in the amount of up to $2,183,500,000 as mutually agreed by the Borrower and the Commitment Parties (the loans thereunder, the “Term Loans”). The Bridge Facility shall be available in a single drawing in U.S. dollars at any time during the Availability Period (as defined below).

PURPOSE:	The proceeds of the Bridge Facility shall be used to finance, in whole or in part, the Acquisition, the Refinancing and the costs and expenses related to the Transactions.

INTEREST RATES/PRICING/ FEES/EXPENSES:	As set forth in Addendum I.

MATURITY AND AMORTIZATION:	The Bridge Facility shall terminate and all amounts outstanding thereunder shall be due and payable 364 days following the Funding Date (the “Maturity Date”) and shall require no scheduled amortization.

AVAILABILITY:	The Bridge Facility is available for a single drawing to be made on the date of consummation of the Acquisition, during the period beginning on the Closing Date and ending on the earliest of (a) five (5) business days after the Termination Date (as defined in the Acquisition Agreement in effect on the date of the Commitment Letter without giving effect to any amendment thereto or consent thereunder (other than any extension thereof as contemplated by Section 10.2(a) of the Acquisition Agreement in effect on the date of the Commitment Letter)), (b) the closing of the Acquisition without the use of the Bridge Facility, (c) the termination or expiration of the Acquisition Agreement in accordance with its terms, or (d) receipt by the Lead Arrangers of written notice from the Borrower of its election to terminate all commitments under the Bridge Facility in full (the “Availability Period”). Amounts borrowed under the Bridge Facility that are repaid or prepaid may not be reborrowed.

MANDATORY PREPAYMENTS AND COMMITMENT REDUCTIONS:	The commitments in respect of the Bridge Facility under the Commitment Letter or under the definitive loan documentation (the “Credit Documentation”), as applicable, shall be permanently reduced, and after the Funding Date, the Bridge Facility shall be prepaid, in each case, dollar-for-dollar by the following amounts (in each case subject to exceptions to be agreed):

(a) One hundred percent (100%) of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its subsidiaries (including insurance, casualty and condemnation proceeds), subject to exceptions to be agreed (including, without limitation, (i) intercompany asset sales or transfers and (ii) asset sales generating net cash proceeds not exceeding $250,000,000 in the aggregate), and subject to the right to reinvest 100% of such proceeds (including insurance, casualty and condemnation proceeds), if such proceeds are re-invested in assets used or useful for their business, including in permitted acquisitions or capital expenditures within 6 months of receipt (or within 9 months of receipt of such proceeds, to the extent committed to be reinvested within 6 months of receipt of such proceeds);

(b) One hundred percent (100%) of the net cash proceeds received from any issuance or incurrence of debt for borrowed money (including, without limitation, any New Notes), other than (i) any intercompany debt of the Borrower or any of its subsidiaries, (ii) any debt of the Borrower or any of its subsidiaries incurred under the Existing Credit Agreement other than debt incurred for the purpose of financing the Acquisition, (iii) any working capital facilities (including receivables securitization facilities, factoring arrangements, Permitted Receivables Financings (as defined in the Existing Credit Agreement), hedging and cash management obligations, overdraft facilities or letter of credit facilities) or sale and leaseback transactions of the Borrower or any of its subsidiaries, (iv) any commercial paper issued in the ordinary course of business, (v) finance leases, purchase money and equipment financings or other debt issued or incurred to finance the acquisition of fixed or capital assets, (vi) other incurrences of debt not to exceed $50,000,000 in the aggregate at any time outstanding and (vii) other debt for borrowed money to be agreed upon;

(c) One hundred percent (100%) of the net cash proceeds received from the issuance of equity or equity-linked securities (in an underwritten offering or private placement) by the Borrower or any of its subsidiaries in a capital raising transaction, subject to exceptions and thresholds to be agreed upon, such exceptions to include (i) equity or equity-linked securities issued pursuant to employee stock plans, benefit plans, incentive plans or employee compensation plans or contributed to pension funds or retirement plans, (ii) equity or equity-linked securities issued or transferred as consideration in connection with any acquisition, divestiture or joint venture arrangement and (iii) equity or equity-linked securities issued to the Borrower or any of its subsidiaries; and

(d) Without duplication of clause (b) above, one hundred percent (100%) of the commitments provided to the Borrower or any of its subsidiaries pursuant to any committed but unfunded bank term loan credit agreement or similar definitive agreement for the incurrence of term debt for borrowed money that has become effective solely for the purpose of financing the Transactions and having conditions to availability which are not more restrictive than the Bridge Facility (as reasonably determined by the Borrower upon entering into such committed financing) (a “Qualifying Term Loan Facility”).

The commitments in respect of the Bridge Facility shall automatically terminate upon the end of the last day of the Availability Period.

The Borrower shall promptly notify the Administrative Agent of any reduction of commitments in respect of the Bridge Facility or the prepayment of any Term Loans required pursuant to this section or of having entered into a Qualifying Term Loan Facility.

OPTIONAL PREPAYMENTS AND COMMITMENT REDUCTIONS:	The Borrower may prepay the Term Loans in whole or in part at any time without penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. At the Borrower’s option, the unutilized portion of any commitment under the Bridge Facility may be irrevocably canceled in whole or in part at any time prior to the Funding Date without penalty.

CONDITIONS PRECEDENT TO CLOSING:	Subject to the Limited Conditionality Provisions in all respects, the effectiveness of the Credit Documentation on the Closing Date will be subject only to the conditions precedent set forth in Exhibit C.

CONDITIONS PRECEDENT TO FUNDING:	Subject to the Limited Conditionality Provisions in all respects, the availability of the Credit Facility on the Funding Date will be subject only to the conditions precedent set forth in Exhibit D.

DOCUMENTATION PRINCIPLES:	Subject to the Limited Conditionality Provisions in all respects, for purposes hereof, including the Commitment Letter and all attachments thereto, the Credit Documentation shall contain only the conditions to borrowing, representations, warranties, covenants and events of default set forth in this Summary of Terms and Conditions, and the term “substantially the same as the Existing Credit Agreement” and words of similar import means substantially the same as the Existing Credit Agreement with modifications as are necessary (a) to reflect the terms specifically set forth in the Commitment Letter (including the exhibits thereto) (including the nature of the Bridge Facility as a bridge) and the Fee Letters, (b) to reflect any changes in law or accounting standards since the date of the Existing Credit Agreement, (c) to reflect the operational or administrative requirements of the Administrative Agent, as reasonably agreed by the Borrower in good faith, (d) to reflect the modifications to the terms of the Existing Credit Agreement as set forth in the Revolver Amendment, (e) to accommodate the structure of the Acquisition and the operational and strategic requirements of the Borrower and its subsidiaries (including as to the operational and strategic requirements of the Acquired Company and its subsidiaries), particularly in light of the industries, businesses, business practices of the Borrower, the Acquired Company and their respective subsidiaries, the Borrower’s proposed business plan and the disclosure schedules to the Acquisition Agreement and (f) to reflect other modifications to be mutually agreed. The foregoing principles shall be referred to herein as the “Documentation Principles”.

REPRESENTATIONS AND WARRANTIES:	Subject to the Documentation Principles, substantially the same as those in the Existing Credit Agreement, and limited to: (i) corporate existence and status; (ii) corporate power and authority; enforceability; (iii) no violation of law, material contracts or organizational documents; (iv) no material litigation; (v) accuracy and completeness of specified financial statements and no material adverse change; (vi) absence of required governmental or third party approvals or consents; (vii) use of proceeds and not engaging in business of purchasing/carrying margin stock; (viii) status under Investment Company Act; (ix) ERISA matters; (x) environmental matters; (xi) tax matters; (xii) ownership of property and insurance matters; (xiii) accuracy of beneficial ownership certification; (xiv) compliance with laws; (xv) no default; (xvi) solvency; (xvii) labor matters; (xviii) subordination; (xix) OFAC; (xx) anti-corruption laws; (xxi) affected financial institution; and (xxiii) covered party (in each case, subject to materiality qualifiers, thresholds and other exceptions consistent with the Existing Credit Agreement or as otherwise mutually agreed).

COVENANTS:	Subject to the Documentation Principles, substantially the same as those in the Existing Credit Agreement, and limited to:

Affirmative Covenants - (i) delivery of financial statements, SEC filings, compliance certificates and notices of default, material litigation, material governmental, ERISA and environmental proceedings, changes in debt rating and material changes in accounting or financial reporting practices; (ii) compliance with laws (including ERISA matters); (iii) payment of obligations; (iv) preservation of existence; (v) maintenance of books and records and inspection rights; (vi) use of proceeds; (vii) maintenance of insurance; (viii) maintenance of properties; (ix) approvals and authorizations; and (x) anti-corruption laws (in each case, subject to materiality qualifiers, thresholds and other exceptions consistent with the Existing Credit Agreement or as otherwise mutually agreed).

Negative Covenants – Limitations on (i) liens; (ii) acquisitions; (iii) indebtedness; (iv) fundamental changes; (v) dispositions; (vi) changes in the nature of business; (vii) transactions with affiliates; (viii) burdensome agreements; (ix) prepayment of other indebtedness; (x) use of proceeds; (xi) changes to organizational documents, legal name, fiscal year and form of entity; (xii) ownership of subsidiaries; (xiii) sale leaseback transactions; (xiv) sanctions; and (xv) anti-corruption laws (in each case, subject to baskets, thresholds and other exceptions consistent with the Existing Credit Agreement or as otherwise mutually agreed).

FINANCIAL COVENANTS:	Limited to:

•   Maintenance on a rolling four quarter basis of a Minimum Interest Coverage Ratio (Consolidated EBIT/ Consolidated Interest Expense) (such ratio (and constituent terms) to be defined in a manner consistent with the Existing Credit Agreement) of not less than 3.0 to 1.0.

•   Maintenance on a rolling four quarter basis of a Maximum Consolidated Leverage Ratio (Net Funded Debt/ Consolidated EBITDA) (such ratio (and constituent terms) to be defined in a manner consistent with the Existing Credit Agreement) of not greater than 3.5 to 1.0; provided, that, in connection with any acquisition where the aggregate consideration payable is in excess of $200 million, for the fiscal quarter in which such acquisition is consummated and the four fiscal quarters immediately thereafter, Borrower shall be required to maintain a Maximum Consolidated Leverage Ratio of not greater than 4.0 to 1.0.

EVENTS OF DEFAULT:	Subject to the Documentation Principles, substantially the same as those set forth in the Existing Credit Agreement, and limited to the following: (i) nonpayment of principal, interest, fees or other amounts; (ii) any representation or warranty proving to have been materially incorrect when made or confirmed; (iii) failure to perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iv) cross-default to other indebtedness in excess of a specified threshold amount; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) monetary judgment defaults in excess of a specified threshold amount; (vii) actual or asserted invalidity of any loan documentation; (viii) change of control; and (ix) customary ERISA defaults.

ASSIGNMENTS AND PARTICIPATIONS:	Assignments: Each Lender will be permitted to make assignments in respect of the Bridge Facility in a minimum amount equal to $5 million to other financial institutions approved by the Administrative Agent and, so long as no event of default has occurred and is continuing, the Borrower, which approval shall not be unreasonably withheld or delayed; provided, however, that the approval of the Borrower shall not be required in connection with assignments to other Lenders, to any affiliate of a Lender, or to any Approved Fund (as such term shall be defined in the definitive loan documentation) and the approval of the Administrative Agent shall not be required in connection with assignments to other Lenders under the Bridge Facility. An assignment fee of $3,500 will be charged with respect to each assignment.

Participations: Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date. No assignments or participations shall be permitted to be made to natural persons.

WAIVERS AND AMENDMENTS:	Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding Term Loans and commitments under the Bridge Facility representing more than 50% of the aggregate amount of Term Loans and commitments under the Bridge Facility, except that the consent of all the Lenders affected thereby shall be required with respect to (i) increases in the commitment of such Lenders, (ii) reductions of principal (other than prepayments), interest or fees, and (iii) extensions of scheduled maturities or times for payment, and such other matters as are customary for transactions of this type.

INDEMNIFICATION:	Same as in the Existing Credit Agreement.

GOVERNING LAW:	State of New York.

OTHER:	Each of the parties shall: (a) waive its right to a trial by jury; and (b) submit to New York jurisdiction. The Credit Documentation will: (i) contain (A) EU and UK Bail-In provisions, (B) qualified financial contracts provisions and acknowledgment, (C) defaulting lender provisions, (D) provisions relating to the replacement of the Benchmark Rate in form and substance customary for transactions where the Administrative Agent acts as agent, (E) customary ERISA lender representations, (F) erroneous payment provisions and (G) electronic execution provisions; and (ii) reflect operational, agency, assignment and related provisions that are customarily included in credit agreements with respect to which Bank of America acts as administrative agent.

6

ADDENDUM I

PRICING, FEES AND EXPENSES

INTEREST RATES:	At the Borrower’s option, any Term Loan will bear interest at a rate equal to the Applicable Margin, as determined in accordance with the Performance Pricing grid set forth below, plus one of the following indexes: (a) the Benchmark Rate (as defined below) and (b) the Base Rate (to be defined as the highest of (i) the Bank of America prime rate, (ii) the Federal Funds rate plus .50% and (iii) a daily rate equal to one month Benchmark Rate plus 1.0%). In no case shall the Benchmark Rate or the Base Rate be less than zero.

The Borrower may select interest periods of 1, 3 or 6 months or, upon the consent of all of the Lenders under the Bridge Facility, such other period, for LIBOR loans, subject to availability. Interest on LIBOR loans shall be payable at the end of the selected interest period, but no less frequently than quarterly, and on the Maturity Date.

Interest periods (if any), interest payment dates, spread adjustments (if any), and other conforming changes in connection with loans bearing interest at clause (b) of the definition of “Benchmark Rate” shall be mutually agreed by the Borrower and the Administrative Agent.

A default rate shall apply on all obligations in the event of default under the Bridge Facility at a rate per annum of 2% above the applicable interest rate.

“Benchmark Rate” means (a) if the Closing Date occurs on or prior to December 31, 2021, LIBOR and (b) if the Closing Date occurs thereafter, an alternative benchmark rate to be mutually agreed by the Borrower and the Administrative Agent.

APPLICABLE MARGIN:	The Applicable Margin shall be determined on the basis of the numerically lower of (a) the pricing level corresponding with the Borrower’s publicly announced debt ratings for its senior long term unsecured debt (without third-party credit enhancement) by S&P and Moody’s, respectively (the “Debt Ratings”) as of such date (provided, that, in the case of a single-level split of the Debt Ratings, the higher Debt Rating will apply, (ii) in the case of a multiple-level split of the Debt Ratings, the Debt Rating that is one level lower than the higher rating will apply) and (b) the pricing level corresponding with the Consolidated Leverage Ratio (as defined in the Existing Credit Agreement) for the most recently-ended four quarter period, based on the compliance certificate delivered to the Administrative Agent pursuant to the Credit Documentation, in each case, in accordance with the grid below. Each change in the Applicable Margin resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. Each change in the Applicable Margin resulting from a change in Consolidated Leverage Ratio shall be effective during the period commencing on the first business day after the compliance certificate for the fiscal quarter most recently ended is required to be delivered.

Pricing Level	Debt Rating	Consolidated Leverage Ratio	Benchmark Rate Loans	Base Rate Loans
1	> BBB+ / Baa1	< 0.75:1.00	0.875%	0.000%
2	BBB / Baa2	> 0.75:1.00 but < 1.25:1.00	1.125%	0.125%
3	BBB- / Baa3	> 1.25:1.00 but < 1.75:1.00	1.250%	0.250%
4	BB+ / Ba1	> 1.75:1.00 but < 2.50:1.00	1.500%	0.500%
5	< BB / Ba2	> 2.50:1.0	1.750%	0.750%

CALCULATION OF INTEREST AND FEES:	Other than calculations in respect of interest at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

COST AND YIELD PROTECTION:	Substantially the same as the Existing Credit Agreement, as customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

EXPENSES:	Substantially the same as the Existing Credit Agreement, Borrower will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all Credit Documentation, including, without limitation, the reasonable legal fees of outside counsel to the Administrative Agent and the Lead Arrangers, regardless of whether or not the Bridge Facility is closed. Borrower will also pay the reasonable expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the Credit Documentation.

2

EXHIBIT C

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms used but not otherwise defined in this Exhibit C shall have the meanings set forth in the Commitment Letter and the other Exhibits to the Commitment Letter to which this Exhibit C is attached. Subject to the Limited Conditionality Provisions, the effectiveness of the Credit Documentation on the Closing Date shall be subject solely to the satisfaction (or waiver by the Initial Lenders) of the following conditions on or before the Expiration Date:

(i)    Subject to the Documentation Principles and the Limited Conditionality Provisions in all respects, the Borrower shall have executed and delivered the Credit Documentation consistent with the terms of the Commitment Letter (including the Limited Conditionality Provisions thereof and the Summary of Terms and Conditions), except to the extent otherwise expressly agreed in the Commitment Letter (including the Summary of Terms and Conditions), it being understood that the terms of the definitive Credit Documentation shall be in a form such that they do not impair the availability or funding of the Bridge Facility on the Funding Date if the Specified Conditions are otherwise satisfied.

(ii)    The Administrative Agent shall have received customary opinions of counsel to the Borrower (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Bridge Facility) and customary corporate resolutions and certificates.

(iii)     The Lead Arrangers and the Lenders shall have received: (A) audited consolidated balance sheets of each of the Borrower and the Acquired Company and related consolidated statements of income or operations, shareholders’ equity and cash flows, for each of the three most recently completed fiscal years ended at least 90 days before the Closing Date; (B) as soon as available and in any event within 45 days after the end of each subsequent fiscal quarter, an unaudited consolidated balance sheet of each of the Borrower and the Acquired Company and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the elapsed interim period following the last completed fiscal year and for the comparable periods of the prior fiscal year (the “Quarterly Financial Statements”); and (C) pro forma consolidated balance sheet and related consolidated statement of income or operations of the Borrower for the last completed fiscal year and for the latest interim period covered by the Quarterly Financial Statements, in each case, after giving effect to the Transactions (the “Pro Forma Financial Statements”); provided, that, (1) all of such financial statements shall be prepared in accordance with generally accepted accounting principles in the United States, (2) financial statements of the Acquired Company shall only be provided to the extent required by Rule 3-05 of Regulation S-X, (3) the Pro Forma Financial Statements shall only be provided to the extent required by Article 11 of Regulation S-X to be filed with the U.S. Securities and Exchange Commission (“SEC”) prior to consummation of the Acquisition, and (4) the Borrower’s public filing of any required financial statements with the SEC shall satisfy the requirements of clauses (A) and (B) of this clause (iii). For the avoidance of doubt, the Lead Arrangers acknowledge they have received all such audited financial statements of each of the Borrower and the Acquired Company for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020 and all such unaudited financial statements of each of the Borrower and the Acquired Company for the fiscal quarters ended March 31, 2021 and June 30, 2021.

(iv)     All fees due to the Administrative Agent, the Lead Arrangers and the Lenders required by the Commitment Letter or the Fee Letters to have been paid on or prior to the Closing Date shall have been paid, and all expenses required to be paid or reimbursed to the Administrative Agent and the Lead Arrangers that have been invoiced at least three business days prior to the Closing Date shall have been paid.

(v)     The Borrower shall have engaged one or more investment banks reasonably satisfactory to the Lead Arrangers to offer the New Notes in a 144A or public offering. The Lead Arrangers confirm that the investment banks engaged by the Borrower on or about the date hereof are reasonably satisfactory to them and this condition is satisfied.

(vi)     To the extent reasonably requested by the Commitment Parties at least ten (10) business days in advance of the Closing Date, the Borrower shall have provided the documentation and other information to the Administrative Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the USA Patriot Act and the beneficial ownership regulation, at least three (3) business days prior to the Closing Date.

4

EXHIBIT D

CONDITIONS PRECEDENT TO FUNDING

Capitalized terms used but not otherwise defined in this Exhibit D shall have the meanings set forth in the Commitment Letter and the other Exhibits to the Commitment Letter to which this Exhibit D is attached. Subject to the Limited Conditionality Provisions, the availability and funding of the Bridge Facility on the Funding Date shall be subject solely to the satisfaction (or waiver by the Initial Lenders) of the following conditions on or before the expiration of the Availability Period:

(i)    The Closing Date shall have occurred or all conditions to effectiveness of the Credit Documentation set forth on Exhibit C shall have been satisfied (or waived by the Initial Lenders).

(ii)    The Acquisition Agreement as executed and delivered by the parties thereto shall not have been altered, amended or otherwise changed or supplemented or any provision waived or consented to in a manner that is materially adverse to the Commitment Parties without the prior written consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); it being understood and agreed that (a) (i) any decrease in the purchase price of less than 10% shall not be materially adverse to the interests of the Commitment Parties so long as such decrease, to the extent it decreases the maximum cash consideration, is allocated to reduce the Bridge Facility on a dollar-for-dollar basis and (ii) any decrease in the purchase price of equal to or greater than 10% shall be deemed materially adverse to the interests of the Commitment Parties, (b)(i) any increase in the purchase price equal to or greater than 10% of the purchase price shall be deemed materially adverse to the interests of the Commitment Parties and (ii) any increase in the purchase price of less than 10% of the purchase price shall be materially adverse to the interests of the Commitment Parties unless funded with equity proceeds or cash on hand or in the form of equity and (c) any amendment, modification, waiver or consent that results in a change to the definition of the term “Material Adverse Effect” (as defined in the Acquisition Agreement as in effect on the date of the Commitment Letter) shall be deemed to be materially adverse to the Commitment Parties). The Acquisition shall have been, or shall concurrently with the funding of the Bridge Facility be, consummated in accordance with the terms of the Acquisition Agreement, as such terms may be altered, amended or otherwise changed, supplemented, waived or consented to in accordance with the immediately preceding sentence.

(iii)     The Acquisition Agreement Representations shall be true and correct in all material respects (or in all respects if qualified by materiality or material adverse effect) to the extent provided in the Limited Conditionality Provisions.

(iv)    The Specified Representations shall be true and correct in all material respects (or in all respects if qualified by materiality or material adverse effect).

(v)    The Refinancing shall occur concurrently with the funding of the Bridge Facility.

(vi)    The Lead Arrangers shall have received a solvency certificate from the chief financial officer of the Borrower in the form attached as Annex I hereto, certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions, are solvent.

(vii)    Since the date of the Acquisition Agreement, there shall not have occurred a Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof without giving effect to any amendment thereof or consent thereunder).

(viii)    All fees due to the Administrative Agent, the Lead Arrangers and the Lenders required by the Commitment Letter or the Fee Letters to have been paid on or prior to the Funding Date shall have been paid, and all expenses required to be paid or reimbursed to the Administrative Agent and the Lead Arrangers that have been invoiced at least three business days prior to the Funding Date shall have been paid.

(ix)    The Lead Arrangers and the Lenders shall have received: (A) audited consolidated balance sheets of each of the Borrower and the Acquired Company and related consolidated statements of income or operations, shareholders’ equity and cash flows, for each of the three most recently completed fiscal years ended at least 90 days before the Funding Date; (B) an unaudited consolidated balance sheet of each of the Borrower and the Acquired Company and the related consolidated statements of income or operations, shareholders’ equity and cash flows for each fiscal quarter ended after the latest fiscal year referred to in clause (A) above and ended at least 45 days prior to the Funding Date, and for the elapsed interim period following the last completed fiscal year and for the comparable periods of the prior fiscal year (the “Updated Quarterly Financial Statements”); and (C) pro forma consolidated balance sheet and related consolidated statement of income or operations of the Borrower for the last completed fiscal year and for the latest interim period covered by the Updated Quarterly Financial Statements, in each case, after giving effect to the Transactions (the “Updated Pro Forma Financial Statements”); provided, that, (1) all of such financial statements shall be prepared in accordance with generally accepted accounting principles in the United States, (2) financial statements of the Acquired Company shall only be provided to the extent required by Rule 3-05 of Regulation S-X, (3) the Updated Pro Forma Financial Statements shall only be provided to the extent required by Article 11 of Regulation S-X to be filed with the SEC prior to consummation of the Acquisition, and (4) the Borrower’s public filing of any required financial statements with the SEC shall satisfy the requirements of clauses (A) and (B) of this clause (ix). For the avoidance of doubt, the Lead Arrangers acknowledge they have received all such audited financial statements of each of the Borrower and the Acquired Company for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020 and all such unaudited financial statements of each of the Borrower and the Acquired Company for the fiscal quarters ended March 31, 2021 and June 30, 2021.

(x)    The Administrative Agent shall have received (x) a customary closing certificate (certifying as to the satisfaction of the conditions set forth in clauses (ii) and (iv) of this Exhibit D, and, to the knowledge of the Borrower, clauses (iii) and (vii) of this Exhibit D), and (ii) a customary notice of borrowing.

ANNEX I

FORM OF

SOLVENCY CERTIFICATE

[            ], 20

This Solvency Certificate is delivered pursuant to Section [        ] of the Credit Agreement dated as of [            ], 20    , among [                    ] (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in his capacity as an officer of the Borrower and not in his individual capacity, as follows:

1.     I am the Chief Financial Officer of the Borrower. I am familiar with the Transactions, and have reviewed the Credit Agreement, financial statements referred to in Section [        ] of the Credit Agreement and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2.     As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Funding Date.

3.     As of the date hereof, immediately after giving effect to the consummation of the Transactions, the Borrower does not intend to, and the Borrower does not believe that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such subsidiary.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as Chief Financial Officer of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

[BORROWER]

By:
Name:
Title: Chief Financial Officer